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                                                                      EXHIBIT 99
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      National Media Corporation to be Delayed Reporting Fiscal Year and
                         Fourth Fiscal Quarter Results

                Projects Loss, Including Write-Offs Relating to
                    Acquisition, Inventory, Show Production

     Philadelphia, PA -- June 30,1997 -- National Media Corporation (NYSE:NM) announced that it expects to report on July 15, 1997 its final audited financial results for the fiscal year and fourth fiscal quarter ended March 31, 1997.

     In a previous announcement, the Company said it anticipated a loss for the fiscal year and fiscal quarter ended March 31, 1997. In announcing the delay, the Company disclosed that it expects to report a pre-tax loss of $40 million to $45 million, including approximately $25 million in write-offs and/or adjustments, principally related to its prior acquisition of Positive Response Television (PRTV); excess and/or obsolete inventory; the carrying value and amortization of production costs; severance and legal costs, as well as non-recurring costs related to the restructuring of the Company. The Company also announced that, as a result of these losses and its weakened cash position, it is in technical violation of certain financial ratio covenants under its loan agreement with its primary lending institution. As a result of all these events, the Company will receive a "going concern" opinion, rather than an unqualified opinion, from its auditors when the audit of its year-end results is completed.

     Robert N. Verratti, who came to the Company as President and Chief Executive Officer in May of 1997, said, "As the Company previously announced, National Media Corporation faced significant difficulty -- particularly in its domestic market -- during the latter half of the fiscal year. While we expect these difficulties to continue throughout the first half of the fiscal year , the action plan we've developed for the Company represents positive steps taken to return the Company to profitability."

     "We have learned, in a very short time, the need to refocus this Company on its strengths. As part of that refocus, the Company is pursuing a business strategy which concentrates on targeted expansion and cost reduction. Through our global relationships and international infrastructure, we will aggressively pursue and expand new and existing global markets. In our more volatile domestic market, our strategy is to aggressively attack fixed costs by substituting variable costs wherever possible. In this way, we can make the Company more nimble and better mitigate the cyclical nature of the domestic business. We have built a team of extremely creative people and we will pursue our strategy to provide resources that all that team to drive our business," Verratti said.

     Actions taken so far, according to Verratti, include:

     -- The restructuring of its PRTV subsidiary. Operations at PRTV will account for more than 50 percent of the fiscal year loss. Its operations have now been reduced and refocused, with a potential annualized savings of $3.6 million. Mike Levey, Chief Executive Officer of the PRTV subsidiary and one of the most recognizable on-air talents in the industry, will continue to produce for, and appear in, National Media shows, including the popular "Amazing Discoveries" format.
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     --  Curtail long-term or unprofitable media contracts, which will result in a savings of at least $4 million on an annualized basis.

     -- Pursue internet and alternative delivery systems, as well as continuity products, in order to further limit the cyclical nature of the business.

     --  Reengineer the corporate structure and reduce the workforce.

     --  Outsource the Company's information technology.

     -- Pursue a strategy to reduce the cost and increase the efficiency of order fulfillment.

     -- Continue discussions with lending institutions regarding the financing of ongoing global operations.

     -- Continue discussions regarding potential strategic partnerships and other matters with several interested parties, through its ongoing financial advisory relationship with Lehman Brothers.

     This press release contains forward-looking statements. The Company wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the purpose of availing itself of such provisions. Examples of forward-looking statements include, but are not limited to, (i) projections of revenues, income or loss, profitability, earnings or loss per share and other financial indicators, (ii) statements of plans or objectives of the Company's management or Board of Directors and (iii) other statements about the Company or the infomercial industry.

     The Company's ability to predict projected results or the effect of certain events on the Company's results of operations is inherently uncertain. Therefore the Company wishes to caution each reader of this release to carefully consider certain factors, including competition for customers, media pricing and access, market conditions regarding buyers and sellers of media, the potential effect of litigation involving the Company, the risks of doing business in the U.S. and the international marketplace, issues related to entering new markets, the inherent difficulty in identifying successful products, locating efficient suppliers of such products and bringing such products to market in a timely fashion and other factors, each of which could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

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     To request previous press releases on National Media Corporation, please contact PR Newswire at (800) 758-5804 Ext. 604644.